Exhibits 8.1 and 23.1

October 13, 2016

BMW Auto Leasing LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

Financial Services Vehicle Trust
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

Re:	BMW Auto Leasing LLC Financial Services Vehicle Trust Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel to BMW Auto Leasing LLC (the “BMW LLC”) in connection with the issuance by BMW Vehicle Lease Trust 2016-2 (the “Trust”) of $1,000,000,000 Asset-Backed Notes (the “Notes”) pursuant to a prospectus dated October 4, 2016 (the “Prospectus”).

A Registration Statement of BMW LLC on Form SF‑3 relating to the Notes (333-205553) was filed by BMW LLC with the Securities and Exchange Commission (the “Commission”) on July 8, 2015, as amended by Amendment No. 1 thereto filed on October 8, 2015 and Amendment No. 2 thereto filed on October 30, 2015 (such registration statement, as so amended to its effective date, is hereinafter referred to as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  The Registration Statement was declared effective on November 16, 2015.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of October 13, 2016 (as amended and supplemented from time to time, the “Indenture”), between the Trust and Citibank, N.A., as indenture trustee.

As such counsel, we have examined copies of the Prospectus and the Indenture, and originals or copies of such other corporate minutes, records, agreements and other instruments of BMW LLC, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of BMW LLC and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing and consideration of such other matters as we have deemed appropriate, the discussion in the Prospectus under the headings “Summary of Terms—Tax Status,” “Material Income Tax Consequences” and “Annex A—Global Clearance, Settlement and Tax Documentation Procedures—Material U.S. Federal Income Tax Documentation Requirements” is our opinion of the law and we are of the opinion that insofar as that discussion describes certain provisions of federal tax law or legal conclusions with respect thereto, it is correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” and “Material Income Tax Consequences” in the Prospectus, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP